Waccamaw Bankshares, Inc. Releases Year End Results

WHITEVILLE, N.C., April 13 /PRNewswire-FirstCall/ -- Waccamaw Bankshares, Inc. (Nasdaq: WBNK) (the "Company"), the parent company of Waccamaw Bank (the "Bank"), announced results for the year ended December 31, 2009.

"In these very difficult and turbulent times, Waccamaw Bank has maintained its 'well capitalized' status despite the most difficult operating environment since the Great Depression for the banking industry," said Jim Graham, President and CEO of Waccamaw Bankshares.  "Our financial performance was overshadowed by an increase in provision for loan losses for the year although we are pleased with the core performance of our banking operations. The bank increased market share and our customer base increased substantially while improving our funding sources during 2009.  We maintained a 'well capitalized' position without receiving any Federal TARP assisted capital which was a significant difference from many of our major competitors."

The consolidated statement of operations of December 31, 2009 compared to the year ended December 31, 2008 reflect the following items.

•	Interest expense decreased 25.6% to $12.5 million from $16.9 million.
•	Interest income decreased 15.0% to $25.9 million from $30.5 million.
•	Net interest income decreased 1.5% to $13.4 million from $13.6 million.
•	Provision for loan losses increased 454% to $16.6 million from $3.0 million.
•	Established a valuation allowance against our deferred tax asset of $3,544,564.
•	Recognized a goodwill impairment charge of $2.7 million.
•	Allowance for loan losses increased 41% and as a percentage of loans to 2.98% from 1.90%.
•	Net loss to common shareholders was $14.2 million.

"Waccamaw Bank remains focused on our strategic effort to become the strongest community bank in the coastal region of the Carolinas.  The good news for our region is that we have begun to recover from this long and painful recession and look forward to reporting stronger operating results in the future," Graham added.

Chairman Alan W. Thompson stated, "We have endured a most traumatic time in the history of Waccamaw Bank and indeed in the last half century and remain at a 'well capitalized' position.  Our newer offices are gaining financial strength and are achieving a stronger level of profitability each and every month.  I would like to take this time to thank our dedicated shareholders for their loyalty to the bank and we are confident of our financial future as we move forward."

Waccamaw Bank, the primary subsidiary of Waccamaw Bankshares, Inc., is a state chartered bank operating seventeen offices in Whiteville, Wilmington, Shallotte (2), Sunset Beach, Oak Island, Holden Beach, Chadbourn, Tabor City, Southport (2) and Elizabethtown, North Carolina. Offices in South Carolina include Little River, Conway (2), Myrtle Beach, and Heath Springs.  In addition to primary banking operations, the Bank's Investment Group provides consumer investment and insurance services. Common stock of Waccamaw Bankshares, Inc. is listed on the NASDAQ Global Market and trades under the symbol WBNK.  Additional corporate information, product descriptions, and online services can be located on the Bank's website at http://www.waccamawbank.com.

Information in the press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares, Inc.'s recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

CONTACT: Jim Graham, President and CEO, +1-910-641-0044